Exhibit 99.1

Sight Sciences Reports Second Quarter 2021 Financial Results

MENLO PARK, Calif., August 12, 2021 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT), an eyecare technology company focused on creating innovative solutions intended to transform standards of care and improve patients’ lives, today reported financial results for the quarter ended June 30, 2021.

Recent Business Highlights

•
Generated second quarter 2021 total revenue of $12.5 million, an increase of 258% compared to the prior year period, including;
•
Surgical Glaucoma sales of $12.0 million, an increase of 263% compared to the prior year period
•
Dry Eye sales of $0.5 million, an increase of 169% compared to the prior year period
•
Expanded gross margin to 82% in the second quarter 2021 versus 40% in the prior year period
•
Completed an initial public offering in July raising approximately $253 million of net proceeds after deducting underwriting discounts and commissions and estimated offering expenses

“We are excited by our strong second quarter growth in both our Surgical Glaucoma and our Dry Eye segments, which include the sales of our OMNI Surgical System and TearCare System, respectively.” said Paul Badawi, co-founder and Chief Executive Officer of Sight Sciences. “The successful completion of our IPO provides us with additional resources to continue to execute the primary initiatives in our strategic plan to improve patient treatment and build shareholder value: (i) continuing to gain share and grow OMNI’s market presence in the existing combination cataract segment of the MIGS market; (ii) developing and growing the substantially larger, and largely underserved, standalone segment of the MIGS market; and (iii) expanding our labeling and indications for use for TearCare for the treatment of evaporative dry eye disease while also advancing market access among Medicare and commercial payors. To support these efforts, we intend to continue to demonstrate the differentiated effectiveness and safety of our unique solutions in real-world settings and in our multitude of ongoing and planned clinical trials.”

Second Quarter 2021 Financial Results

Revenue for the second quarter of 2021 was $12.5 million, an increase of $9.0 million, or 258%, compared to the second quarter of 2020. The growth was primarily driven by significant growth in the number of facilities ordering both OMNI and TearCare during the second quarter of 2021 as compared to 2020. Further, unit volumes per ordering facility increased in the second quarter of 2021 compared to the second quarter of 2020 due, in part, to substantial COVID-19 related impacts on elective procedures during the 2020 period.

Gross profit for the second quarter of 2021 was $10.2 million compared to $1.4 million for the second quarter of 2020. Gross margin for the second quarter of 2021 was 82%, as compared to 40% in the same period of last year. The gross margin improvement was attributable to a number of factors, including notably OMNI manufacturing cost reductions through the shifting of production to high volume, lower cost contract manufacturers and increased revenues covering largely fixed allocated labor and manufacturing overhead.

Operating expenses were $21.3 million for the second quarter of 2021 compared to $9.1 million in the corresponding prior year period, representing a 134% increase. Operating expenses as a percentage of revenues decreased from 260% in the second quarter of 2020 to 170% in the second quarter of 2021. The increase in operating expenses was primarily driven by additions to personnel and continued investment in R&D and SG&A to support our growth.

Net loss was $17.6 million in the second quarter of 2021 ($1.83 per share), as compared to $8.3 million in the corresponding period of the prior year ($0.88 per share).

Cash and cash equivalents totaled $35.6 million and total debt was $32.3 million as of June 30, 2021. In July 2021, the company completed an initial public offering raising $253 million of net proceeds.

2021 Financial Guidance

Sight Sciences projects revenue for the full year 2021 to range from $46 million to $48 million, which represents 66% to 74% growth compared to the prior year period.

Conference Call
On Thursday, August 12, 2021, at 4:30 p.m. Eastern Time, the company will host a conference call with the investment community to discuss its second quarter 2021 financial results. The call may be accessed through a live and archived webcast of the event available for one year at https://investors.sightsciences.com/.

About Sight Sciences
Sight Sciences is an eyecare technology company focused on developing and commercializing innovative solutions intended to transform standards of care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI Surgical System is a minimally invasive glaucoma surgery (MIGS) device indicated to reduce intraocular pressure in adult patients with primary open-angle glaucoma (POAG), the world’s leading cause of irreversible blindness. The Company’s TearCare System is commercially available today as a wearable, office-based thermal eyelid technology that enables the controlled application of localized heat to the eyelids. TearCare is in development for the treatment of the signs and symptoms of evaporative dry eye, the primary form of dry eye disease which is the number one reason for a patient visit to an eyecare provider. For more information, visit www.sightsciences.com.

OMNI® and TearCare® are registered trademarks of Sight Sciences.
© 2021 Sight Sciences. All rights reserved.

Forward-Looking Statements
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. The forward-looking statements are subject to and involve risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following: estimates of our total addressable market, future revenue, expenses, capital requirements, and our needs for additional financing; our ability to enter into and compete in new markets; the impact of the COVID-19 pandemic on our business, our customers’ and suppliers’ businesses and the general economy; our ability to compete effectively with existing competitors and new market entrants; our ability to scale our infrastructure; our ability to manage and grow our business by expanding our sales to existing customers or introducing our products to new customers; our ability to establish and maintain intellectual property protection for our products or avoid claims of infringement; potential effects of extensive government regulation; our abilities to obtain and maintain regulatory approvals and clearances for our products that support our business strategies and growth; our ability to successfully execute our clinical trial roadmap; our ability to obtain and maintain sufficient reimbursement for our products; our abilities to protect and scale our intellectual property portfolio; our ability to hire and retain key personnel; our ability to obtain financing in future offerings; the volatility of the trading price of our common stock; our expectation regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS Act”); and our ability to maintain proper and effective internal controls. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Media contact:
Shay Smith
Health+Commerce
707.971.9779
shay@healthandcommerce.com

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

SIGHT SCIENCES INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$35,572	$61,511
Accounts receivable, net	6,887	5,363
Inventory, net	2,576	2,598
Prepaid expenses and other current assets	2,359	1,161
Total current assets	47,394	70,633
Property and equipment, net	1,418	1,269
Operating lease ROU assets	231	518
Other noncurrent assets	3,467	386
Total assets	$52,510	$72,806
Liabilities, redeemable convertible preferred stock, and Stockholders’ deficit
Current liabilities:
Accounts payable	$3,224	$2,158
Accrued compensation	4,083	4,070
Accrued and other current liabilities	4,754	3,086
Total current liabilities	12,061	9,314
Long-term debt	32,302	31,955
Other noncurrent liabilities	8,105	3,055
Total liabilities	52,468	44,324
Commitments and contingencies
Redeemable convertible preferred stock:
Convertible preferred stock, $0.001 par value; 14,241,390 shares authorized as of June 30, 2021 and December 31, 2020; 12,767,202 shares issued and outstanding as of June 30, 2021 and December 31, 2020; aggregate liquidation preference of $118.6 million as of June 30, 2021 and December 31, 2020	117,331	117,331
Stockholders’ deficit:
Common stock par value of $0.001 per share; 21,831,000 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 9,732,032 and 9,509,182 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	9	9
Additional paid-in-capital	2,598	1,183
Accumulated deficit	(119,896)	(90,041)
Total stockholders’ deficit	(117,289)	(88,849)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity deficit	$52,510	$72,806

SIGHT SCIENCES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$12,535	$3,502	$21,170	$9,998
Cost of goods sold	2,305	2,085	4,606	4,213
Gross profit	10,230	1,417	16,564	5,785
Operating expenses:
Research and development	3,546	1,443	6,986	3,843
Selling, general and administrative	17,760	7,664	32,310	18,342
Total operating expenses	21,306	9,107	39,296	22,185
Loss from operations	(11,076)	(7,690)	(22,732)	(16,400)
Interest income	-	2	-	29
Interest expense	(1,082)	(549)	(2,166)	(1,101)
Other income (expense), net	(5,435)	(73)	(4,883)	18
Loss before income taxes	(17,593)	(8,310)	(29,781)	(17,454)
Provision for income taxes	22	6	74	37
Net loss and comprehensive loss	$(17,615)	$(8,316)	$(29,855)	$(17,491)
Net loss per share attributable to common stockholders, basic and diluted	$(1.83)	$(0.88)	$(3.12)	$(1.85)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	9,610,408	9,457,893	9,564,096	9,453,640